September 1, 2020

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Highland Long/Short Equity Fund, Highland Healthcare Opportunities Fund (formerly Highland Long/Short Healthcare Fund), Highland Merger Arbitrage Fund, Highland Opportunistic Credit Fund, and Highland/iBoxx Senior Loan ETF (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 77K of Form N-CSR of Highland Long/Short Equity Fund, Highland Healthcare Opportunities Fund (formerly Highland Long/Short Healthcare Fund), Highland Merger Arbitrage Fund, Highland Opportunistic Credit Fund, and Highland/iBoxx Senior Loan ETF dated September 1, 2020. We agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

Dallas, Texas

PricewaterhouseCoopers LLP, 2121 North Pearl Street Suite 2000 Dallas, US-TX 75201, www.pwc.com/us